UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2014

THE KEYW HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076
(Address of principal executive offices) (Zip Code)

(443) 733-1600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Chief Financial Officer. On March 25, 2014, The KEYW Holding Corporation (the “Company”), announced that it appointed Philip L. Calamia as its Chief Financial Officer and as an Executive Vice President, effective March 25, 2014.

Mr. Calamia, age 51, served from December 2013 to March 2014 as the Vice President of Finance and Administration for Hexis Cyber Solutions, Inc., a wholly-owned subsidiary of the Company. From February 2013 to December 2013 and from September 2005 to August 2010, Mr. Calamia was Managing Partner of CFO Navigator and predecessor firms. From September 2010 to February 2013, he served as the Chief Financial Officer and Principal Accounting Officer of AuthenTec, Inc. He also served as Interim Chief Financial Officer and Principal Accounting Officer of Encorium Group Inc., from May 2008 to March 2011. Mr. Calamia holds a B.A. in Economics from East Stroudsburg University.

Currently, Mr. Calamia receives an annual salary of $245,000 and is eligible to participate in the Company’s Annual Incentive Plan beginning with the 2014 fiscal year. Mr. Calamia’s target bonus is 50% of his base salary. Mr. Calamia has received 2,500 restricted stock awards which will vest on December 31, 2016, and 1,000 restricted stock awards which will vest on February 7, 2017. Mr. Calamia must continue service with the Company through the applicable equity vesting dates. Mr. Calamia may receive additional annual equity grants, subject to the discretion of the Board of Directors.

There are no family relationships between Mr. Calamia and any director or executive officer of the Company and there are no transactions between Mr. Calamia and the Company that would be reportable under Item 404(a) of Regulation S-K.

Exhibit Number	Description
99.1	Press Release, dated March 25, 2014, naming Philip L. Calamia as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KEYW HOLDING CORPORATION
(Registrant)

/s/ Leonard E. Moodispaw
DATE: March 31, 2014	Leonard E. Moodispaw
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated March 25, 2014, naming Philip L. Calamia as Chief Financial Officer.